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                                  Exhibit 11

                                 VERSAR, INC.
               Statement Re:  Computation of Per Share Earnings
               (Unaudited - in thousands, except per share data)

                           For the Three-Month          For the Six-Month
                        Periods Ended December 31,   Periods Ended December 31,
                        --------------------------   --------------------------
                           1997            1996         1997            1996
                        ----------      ----------   ----------      ----------

NET INCOME. . . . . .   $      350      $      391   $      553      $      656
                        ==========      ==========   ==========      ==========

Weighted average
 common shares
 outstanding. . . . .    5,614,256       5,012,073    5,390,831       5,005,094
                        ==========      ==========   ==========      ==========


NET INCOME PER SHARE -
   BASIC. . . . . . .   $      .06      $      .08   $      .10      $      .13
                        ==========      ==========   ==========      ==========


Common shares from
 above. . . . . . . .    5,614,256       5,012,073    5,390,831       5,005,094
Assumed exercise of
 options (treasury
 stock method). . . .      495,054          56,148      390,389          72,754
                        ----------      ----------   ----------      ----------
                         6,109,310       5,068,221    5,781,220       5,077,848
                        ==========      ==========   ==========      ==========


NET INCOME PER SHARE -
   DILUTED. . . . . .   $      .06       $     .08   $      .10      $      .13
                        ==========      ==========   ==========      ==========


                                          15

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